17 April 2013	Exhibit 99.1

Diligent Directors Nomination

Diligent Board Member Services, Inc’s (Diligent) annual meeting is to be held on June 4, 2013.

Pursuant to Listing Rule 3.3.5 of the NZSX Listing Rules, shareholders entitled to attend and vote at the annual meeting of Diligent have the right to propose nominees for Directors of Diligent to be elected at the 2013 annual meeting.

The opening date for nominations is today, 17 April 2013.

If you would be interested in nominating an individual, you must send your nomination to Sonya Joyce, Diligent Board Member Services, Inc. PO Box 12409 Thorndon, Wellington 6144, New Zealand. Any nomination to be effective must be received by Ms Joyce by no later than Thursday, May 2, 2013.

Any nomination should be accompanied by the name and address and telephone number of the individual proposed, and sufficient background about the individual’s qualifications including education, work experience, managerial experience and community involvement. Evidence should also be provided that the proposed nominee has agreed to serve if he or she were to be elected.

Under the rules of the United States Securities and Exchange Commission (SEC) applicable to Diligent, to include a shareholder nominee in a company's proxy materials under a procedure set forth under applicable foreign law, a nominating shareholder or shareholder group must notify the company of its intent on a Schedule 14N (Rule 14n-101), which also must be filed with the SEC on the date first transmitted to the company.

Contact:	Sonya Joyce
Telephone:	+84 4 894 6912
Email:	sjoyce@boardbooks.com